Minatura Gold
2514 Via De Pallon Cir.
Henderson, NV 89074

March 27, 2009
Paul Dias
President
Minatura Nevada, LLC

RE:	Membership Purchase Agreement- Minatura Nevada, LLC

Mr. Dias:

     This Letter of Intent will confirm the intent of the parties with respect to the proposed membership purchase of 100% of the membership interests (the “Membership Interest”) of Minatura Nevada, LLC (“MN”). On terms and conditions mutually acceptable to Minatura Gold, and MN, the Membership Purchase will be structured as a Membership Purchase whereby Minatura Gold will issue shares of its common stock in exchange for the Membership Interest. The objective of our discussion has been the execution and consummation, as soon as feasible, a formal definitive Membership Purchase Agreement (together with all other definitive documents pertaining thereto, collectively the "Agreement") between Minatura Gold and MN which, among other things, would provide for the various matters set forth below.

This letter neither constitutes a legally binding agreement nor creates any rights or interests in favor of the parties, it being understood that any rights and obligations which the parties may have, to each other, remain to be set forth in the definitive Agreement described below, into which this letter and all prior discussions shall merge.

The principal business of MN is to operate multiple gold mining operations in Columbia. The Company’s strategy is to maintain a mining infrastructure at the leading edge of technology by updating and enhancing multiple gold mining concessions.

Minatura Gold is a public company with a class of common stock registered with the Securities and Exchange Commission pursuant to Section 12g, and with its common stock quoted on the  Over the Counter Bulletin Board under the current symbol of BTTA.

1.
Parties; Structure. The transaction will take the form of a Membership Purchase between Minatura Gold and MN. At the Effective Time and upon the terms and subject to the conditions of the Agreement, the Membership Interest will be acquired by Minatura Gold, whereby Minatura Gold will operate the Assets of MN.

2.	Consideration; Stock Issuance. Minatura Gold and MN will evaluate the existing assets to determine the value of the Membership Interest to determine a final acquisition valuation.

3.
Membership Purchase Agreement. The parties would proceed in good faith to negotiate the terms of a mutually acceptable Agreement containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Agreement and have the Agreement approved by the parties managing members and Board of Directors by May 1, 2009.

4.
Due Diligence. Minatura Gold and its attorneys, accountants and other representatives will have full access to the books, records and technology of MN to complete its due diligence investigation of MN before closing of the purchase of the Membership interest.

5.
Representations and Warranties. The Membership Purchase Agreement would contain such representations and warranties with respect to the business, property and financial condition of MN as may reasonably be required by Minatura Gold. In turn, Minatura Gold would provide MN with certain representations and warranties to the business, property and financial condition of Minatura Gold as may reasonably be required by MN. These representations and warranties by both Minatura Gold and MN would include, without limitation, matters such as the following:

As to MN:

a.
MN is duly organized and validly existing under the laws of the jurisdiction or country of formation and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding shares of MN are duly authorized and validly issued, fully paid and nonassessable.

b.	MN has good and marketable title to all of its assets, and title is valid and proper.

c.	The financial statements of MN are true, correct and complete.

As to Minatura Gold:

a.
Minatura Gold is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

b.	Minatura Gold has good and marketable title to all of its assets, and title is valid and proper.

c.	The audited financial statements of Minatura Gold as of and for the year ended December 31, 2008, are true, and correct.

6.
Issuance of Shares. The shares issued in the Membership Interest Sale will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission.

7.
Shareholder and Members Approval. The Sale of the Membership Interest will be subject to approval by MN Members and a majority of Minatura Gold shareholders will provide their approval to the Agreement. At the time of execution of the Membership Purchase Agreement, MN and Minatura Gold’s affiliates, and Board of Directors will agree to vote in favor of the merger.

8.
Conditions. The Agreement will provide that the obligations of the respective parties to complete the Agreement would be subject to the following conditions together with such other conditions as may reasonably be required by each party:

Conditions Prior to MN Closing:

a.	The Board of Directors of Minatura Gold shall have approved the Agreement.

b.	A majority of shareholders of Minatura Gold shall have approved the Agreement.

c.	There shall have been no material adverse change in the financial condition, earnings or prospects of Minatura Gold.

d.	MN shall complete such due diligence as is deemed by its management sufficient to complete the Membership Acquisition.

Conditions Prior to Minatura Gold Closing:

a.	The Managing Members and all Members of MN shall have approved the Membership Sale.

b.	There shall have been no material adverse change in the financial condition, earnings or prospects of MN.

c.	Minatura Gold shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the transaction.

d.	MN’s Members shall have approved the Membership Interest Sale.

e.	MN shall have provided Minatura Gold with a copy of its Financial Statements for years ending December 31, 2007 and December 31, 2008; both prepared according to US GAAP.

9.
Press Releases. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the Parties that the information contained herein is confidential in nature and that no such public disclosure, other than as agreed by the parties, shall be made by either party. Both parties understand that Minatura Gold is subject to rules and regulations as are promulgated by the Federal Securities Laws of the United States, and in an effort to avoid the disclosure of material non-public information, the parties agree that upon execution of this Letter of Intent, Minatura Gold will file a Form 8-K with the Securities and Exchange Commission.

10.
Disclosure. Minatura Gold and MN agree to take all reasonable precautions to prevent any trading in Minatura Gold securities by their respective officers, directors, employees, affiliates, agents or others having knowledge of the proposed Asset Sale until the proposed Asset Sale has been disclosed to the general public through the filing of a Form 8-K. The parties understand and agree that until a press release is issued, if ever, or other public disclosure has been made by Minatura Gold, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of Minatura Gold and MN on a need-to know basis.

11.
Continuation of Business. From the date of this letter of intent until the expiration of the Exclusive Period, MN will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or commitment greater than $25,000, any declaration of dividends, grants of new stock options or issuance of new shares of stock or rights thereto without first notifying Minatura Gold.

12.
Exclusive Negotiations. MN agrees that from the date of this letter and until such time as the transaction shall have been consummated or the parties shall have agreed to terminate the negotiation of this transaction, it will not permit any of its agents or representatives to, solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations leading to any proposal concerning any Membership Purchase or purchase of all or any substantial portion of the assets or shares of MN or any merger or consolidation of MN with any third party.

13.
Expenses. Whether or not the parties enter into the Agreement, all costs and expenses incurred in connection with this Letter of Intent and the proposed Asset Sale shall be paid by the party incurring such costs. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses.

14.
Nature of Negotiations. The parties understand that the negotiations described in this letter are merely preliminary merger negotiations. This letter does not constitute a binding agreement between Minatura Gold or MN.

15.
Remedies. In the event of a termination of the negotiations by either party, upon 24 hours written notice the other parties may not be entitled to any remedy for such termination.  Notice shall be provided as follows:

Minatura Gold
2514 Via De Pallon Cir.
Henderson, NV 89074

Paul Dias
Minatura Nevada
c/o Stoecklein Law Group
402 W Broadway
Suite 690
San Diego, CA 92101

Please indicate your agreement to and acceptance of this letter of intent by signing and returning the enclosed copy of this letter to the undersigned before 5:00 pm Pacific Standard Time on March 27th, 2009.

Very truly yours,

/s/ Stephen Causey
President
Minatura Gold

Agreed and accepted as of March 27th, 2009

Minatura Nevada

By: /s/ Paul Dias
Paul Dias

Its: Chief Executive Officer